UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		April 19, 2010

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

685 Route 202/206, Bridgewater, New Jersey		08807
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(908) 541-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On April 19, 2010, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (the “Company”) appointed Thomas F. Deuel, M.D., and Richard A. Young, Ph.D. to the Board, effective immediately. The Board determined that each of Dr. Deuel and Dr. Young meet the NASDAQ listing standards for independence.

     In accordance with the Company’s 2007 Outside Director Compensation Plan, Dr. Deuel and Dr. Young each received an option to purchase 17,673 shares of the Company’s common stock at an exercise price of $10.51 per share and a grant of 7,137 restricted stock units. Their options and restricted stock units vest in three equal tranches on each of the first three anniversaries of April 19, 2010, if they remain on the Board on each such anniversary.

Item 8.01 Other Events.

     On April 22, 2010, the Company issued a press release disclosing that the Board had approved an amendment to the Company’s certificate of incorporation and bylaws, that if approved by the stockholders at the Company’s 2010 Annual Meeting of Stockholders, will declassify the Board so that all directors will be elected annually, commencing with the 2010 Annual Meeting. In addition, the press release disclosed the election of Richard A. Young, Ph.D. and Thomas F. Deuel, M.D., as new members of the Board.

     A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

99.1	Press Release of the Company dated April 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2010

By:	/s/ Craig A. Tooman
Craig A. Tooman
Executive Vice President, Finance and
Chief Financial Officer